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                                                                    Exhibit 23.2
                       Consent of Independent Accountants



The Board of Directors
Worldbridge Broadband Services, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of C-COR.net Corp., relating to the registration of 1,650,477 shares of C-COR.net Corp. common stock, of our report dated February 18, 2000, with respect to the balance sheets of Worldbridge Broadband Services, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the Form 8-K/A of C-COR.net Corp. dated February 18, 2000.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Denver, Colorado
March 15, 2000